UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

Crown Castle International Corp.
 (Exact name of registrant as specified in its charter)

Delaware	001-16441	76-0470458
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Augusta Drive Suite 500 Houston, TX	77057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 570-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(c) On February 19, 2009, the Board of Directors (“Board”) of Crown Castle International Corp. (“Company”) promoted James D. Young, 47, formerly President — Tower Operations, to Chief Operating Officer, a previously vacant position.
Mr. Young was appointed President — Tower Operations of the Company in October 2005 and has nearly 25 years of experience in the telecom industry. Before joining the Company, Mr. Young served as the Region Vice President — Engineering & Operations at Sprint Nextel Corp.
(e) 2009 EMT Annual Incentive Plan. On February 19, 2009, the Board, upon recommendation from the Compensation Committee, approved the Crown Castle 2009 EMT Annual Incentive Plan (“2009 Incentive Plan”) for the Company’s executive management team (“EMT”), including W. Benjamin Moreland, the Company’s President and Chief Executive Officer, John P. Kelly, the Company’s Executive Vice Chairman, and the Company’s other executive officers. The 2009 Incentive Plan is intended to provide incentives to members of the Company’s EMT in the form of cash payments for achieving certain performance goals established under the 2009 Incentive Plan. Under the 2009 Incentive Plan, each eligible participant has an assigned target bonus level, expressed as a percent of base salary. Depending on the achievement of specified levels of corporate and business unit financial performance goals and individual performance goals, each eligible participant may earn a multiple of the target bonus. The Board’s approval of the 2009 Incentive Plan does not create a guarantee of an incentive award to any eligible participant, and the Compensation Committee retains discretion to discontinue or amend the 2009 Incentive Plan at any time. A copy of the 2009 Incentive Plan is filed as Exhibit 10.1 to this Form 8-K.
Executive Officer Compensation. On February 19, 2009, the Board, upon recommendation from the Compensation Committee, approved the following base salaries, annual incentives and restricted stock awards (“RSAs”) with respect to the following executive officers of the Company:

			2009	2009
		2008	Time Vest	Performance
	2009	Annual	RSAs	RSAs
Name and Principal Position	Base Salary ($)	Incentive ($)	(Shares)	(Shares)
W. Benjamin Moreland	$489,250	$559,637	51,371	230,082
President, Chief Executive Officer and Director
John P. Kelly	$463,500	$714,029	28,389	127,150
Executive Vice Chairman and Director
E. Blake Hawk	$379,390	$364,186	39,836	178,418
Executive Vice President and General Counsel
James D. Young	$400,584	$316,709	35,051	156,988
Chief Operating Officer
The terms of the 2009 Time Vest RSAs shown in the table above provide that one-third of the shares underlying such RSAs vest (i.e., the forfeiture and transfer restrictions lapse) on February 19 of each of 2010, 2011 and 2012.
The terms of the 2009 Performance RSAs shown in the table above provide for 0% to 100% of the shares to vest on February 19, 2012 (“Termination Date”) based upon the Company’s common stock (“Common Stock”) achieving a performance measure (“Performance Measure”) based upon the highest average closing price per share of the Common Stock for 20 consecutive trading days during the period commencing August 24, 2011 and ending on (and including) the Termination Date (“Highest Average Price”). The Performance Measure determines the percentage of the 2009 Performance RSAs that will vest on the Termination Date.

If the Highest Average Price is $23.15 or greater but not above $28.10 (“Lower Range”), then (1) 25% of the 2009 Performance RSAs will vest plus (2) an additional amount up to 25% of the 2009 Performance RSAs will vest determined on a prorata basis based upon the level of the Highest Average Price achieved within the Lower Range, up to an aggregate percentage of 50% of such 2009 Performance RSAs vesting if a Highest Average Price of $28.10 is achieved (i.e., approximately an additional 5.0505% of the 2009 Performance RSAs vest for each $1.00 increase in the Highest Average Price within the Lower Range).
If the Highest Average Price is $28.11 or more (“Upper Range”), then (1) 50% of the 2009 Performance RSAs will vest plus (2) an additional amount up to 50% of the 2009 Performance RSAs will vest determined on a prorata basis based upon the level of the Highest Average Price achieved within the Upper Range, up to an aggregate percentage of 100% of such 2009 Performance RSAs vesting if a Highest Average Price of $39.06 or above is achieved (i.e., approximately an additional 4.5620% of the 2009 Performance RSAs vest for each $1.00 increase in the Highest Average Price within the Upper Range up to $39.06). The following table illustrates the 2009 Performance RSA vesting terms described above:

Performance Measure / Highest Average Price	Vesting	Incremental Prorata Vesting
Lower Range ($23.15 to $28.10)	25% of RSAs vest	Up to an additional 25% of RSAs vest, based upon the level of the Highest Average Price achieved within the $23.15 to $28.10 range.
Upper Range ($28.11 or more)	50% of RSAs vest	Up to an additional 50% of RSAs vest, based upon the level of the Highest Average Price achieved within the $28.11 to $39.06 range.
In addition, if the closing share price of the Common Stock is at or above $23.15 on the Termination Date and a Performance Measure has not been satisfied as described above, then 25% of the 2009 Performance RSAs will vest if and upon the closing share price of the Common Stock being at or above $23.15 for a period of 20 consecutive trading days that includes the Termination Date.
The 2009 Time Vest RSAs and 2009 Performance RSAs were granted pursuant to the Company’s 2004 Stock Incentive Plan, as amended (“2004 Stock Incentive Plan”). A form of the standard Restricted Stock Agreement generally used for the Company’s 2004 Stock Incentive Plan is filed as Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 2, 2005.
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits

Exhibit No.	Description
10.1	2009 EMT Annual Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CROWN CASTLE INTERNATIONAL CORP.
By: /s/ E. Blake Hawk
Name: E. Blake Hawk
Title: Executive Vice President and General Counsel
Date: February 25, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	2009 EMT Annual Incentive Plan

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